As filed with the Securities and Exchange Commission on August 8, 2003

                                                     Registration No. 333-102507

--------------------------------------------------------------------------------





                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ---------------
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                          VISHAY INTERTECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                            3670                      38-1686453
(State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)       Classification Code Number)     Identification Number)

                                 ---------------

                                   Avi D. Eden
                          Vishay Intertechnology, Inc.
                               63 Lincoln Highway
                        Malvern, Pennsylvania 19355-2120
                                 (610) 644-1300
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                -----------------

                                    Copy to:
                             Abbe L. Dienstag, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

                                ----------------

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
|_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


-------------------------------------------------------------------------------------------------------------------------------
                                               CALCULATION OF REGISTRATION FEE
                                                                                      Proposed
                                                                                       Maximum
           Title of each class of                Amount to      Offering Price        Aggregate               Amount of
        securities to be registered           be Registered(1)     Per Unit         Offering Price       Registration Fee (2)
--------------------------------------------- ----------------- --------------- ----------------------- -----------------------
   Common Stock, par value $0.10 per share
   (3)......................................     6,176,467        $12.38 (4)        $76,464,661.46            $7,034.75
--------------------------------------------- ----------------- --------------- ----------------------- -----------------------
   Class A Warrants to purchase Common
   Stock, at an exercise price of $20.00         7,000,000         -- (5)               -- (5)                 -- (5)
   per share................................
--------------------------------------------- ----------------- --------------- ----------------------- -----------------------
   Class B Warrants to purchase Common
   Stock, at an exercise price of $30.30         1,823,529         -- (5)               -- (5)                 -- (5)
   per share................................
--------------------------------------------- ----------------- --------------- ----------------------- -----------------------
   Common Stock, par value $0.10 per share
   (6) .....................................     7,000,000          $20.00          $140,000,000.00           $11,326.00
--------------------------------------------- ----------------- --------------- ----------------------- -----------------------
   Common Stock, par value $0.10 per share       1,823,529          $30.30          $55,525,628.70             $4,492.02
   (7) .....................................
--------------------------------------------- ----------------- --------------- ----------------------- -----------------------

(1) Pursuant to Rule 416 of the Securities Act of 1933, this registration statement also covers such additional shares that may be issued pursuant to the anti-dilution and transactional adjustment provisions of the notes and warrants.

(2) A filing fee in the amount of $19,709.64 was previously paid upon the initial filing of this registration statement on January 14, 2003.

(3) Issuable upon exchange of Vishay's $105,000,000 Floating Rate Unsecured Loan Notes Due 2102.

(4) Pursuant to Rule 457(c), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is calculated based upon the average of the high and low prices per share of the Registrant's common stock as reported on the New York Stock Exchange on January 10, 2003, a date that is within five business days prior to January 14, 2003, the date of initial filing of this registration statement.

(5) Pursuant to Rule 457(g) of the Securities Act of 1933, as amended, no separate registration fee is required with respect to the Class A Warrants or the Class B Warrants as they are being registered in the same registration statement as the common stock underlying the warrants.

(6) Issuable upon exercise of the Class A Warrants, for which the exercise price is $20.00 per share of common stock.

(7) Issuable upon exercise of the Class B Warrants, for which the exercise price is $30.30 per share of common stock.

                                   -----------


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

       Preliminary Prospectus, Subject to Completion, dated August 8, 2003

                                  (Vishay logo)

                          Vishay Intertechnology, Inc.

          Class A Warrants to purchase 7,000,000 shares of Common Stock

          Class B Warrants to purchase 1,823,529 shares of Common Stock

           6,176,467 shares of Common Stock issuable upon exchange of $105,000,000 Floating Rate Unsecured Loan Notes Due 2102

           8,823,529 shares of Common Stock issuable upon exercise of the Class A Warrants and the Class B Warrants

           This prospectus will be used by the selling securityholders to resell all or a portion of the following securities issued in connection with our acquisition of BCcomponents Holdings, B.V. in December 2002:

           o Class A Warrants to purchase up to 7,000,000 shares of our common stock at an exercise price of $20.00 per share;

           o Class B Warrants to purchase up to 1,823,529 shares of our common stock at an exercise price of $30.30 per share;

           o Up to 6,176,467 shares of our common stock issuable upon exchange of our floating rate unsecured loan notes due 2102 in the principal amount of $105,000,000 (or any replacement notes issued in connection with any spin-off transaction); and

           o Up to 8,823,529 shares of our common stock issuable upon exercise of the warrants, but only by the initial holders of the warrants and their affiliates or in an underwritten public offering.

           In addition, this prospectus covers the issuance of up to 8,823,529 shares of our common stock upon the exercise of the class A warrants or the class B warrants by the holders of these warrants, including the initial holders of the warrants and their affiliates. The initial holders of the warrants and their affiliates may not exercise the warrants before the first anniversary of the date the warrants were issued, but purchasers of the warrants from the initial holders or their affiliates may exercise the warrants at any time.

                               -------------------

           Our shares of common stock trade on the New York Stock Exchange under the symbol "VSH". On August 7, 2003, the last sale price of the shares as reported on the New York Stock Exchange was $12.72 per share.

           Investing in our securities involves risks that are described in the "Risk Factors" section beginning on page 4 of this prospectus.

           We will not receive any cash proceeds from sale of the selling securityholders' securities, but we will receive the proceeds from the exercise of the warrants.

           Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     The date of this prospectus is , 2003.




The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       Important Notice about the Information Presented in this Prospectus

           You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

           You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. The business, financial condition, results of operations and prospects of Vishay may have changed since that date.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................1
FORWARD LOOKING INFORMATION...................................................3
RISK FACTORS..................................................................5
USE OF PROCEEDS..............................................................10
DESCRIPTION OF CAPITAL STOCK.................................................10
DESCRIPTION OF THE WARRANTS..................................................12
SELLING SECURITYHOLDERS......................................................25
PLAN OF DISTRIBUTION.........................................................28
LEGAL MATTERS................................................................30
EXPERTS......................................................................30
WHERE YOU CAN FIND MORE INFORMATION..........................................30

                               PROSPECTUS SUMMARY

           You should read this entire prospectus, including the information set forth under "Risk Factors" and the information incorporated by reference in this prospectus. As used in this prospectus, "Vishay," "company," "we," "us" and "our" refer to Vishay Intertechnology, Inc. and its consolidated subsidiaries, unless otherwise specified.

                          Vishay Intertechnology, Inc.

           Vishay is a leading international manufacturer and supplier of passive and active electronic components. Passive components include resistors, capacitors and inductors. Vishay's offering of active components includes discrete semiconductors, diodes, rectifiers, infrared data communications devices and power and analog switching circuits. Passive electronic components and discrete active electronic components, along with integrated circuits, are the primary elements of every electronic circuit. Vishay gives its customers "one-stop" access to one of the most comprehensive electronic component lines of any manufacturer in the United States or Europe. Components manufactured by Vishay are used in virtually all types of electronic products, including those in the industrial market and the automotive, consumer electronics, telecommunications, electronics manufacturing services, computer and military/aerospace industries.

           Vishay employs over 25,000 people and has plants in seventeen countries.

           Vishay is a Delaware corporation. Our principal executive offices are located at 63 Lincoln Highway, Malvern, Pennsylvania 19355-2120, and our telephone number there is (610) 644-1300.

           Vishay has two classes of stock: common stock that has one vote per shares and Class B common stock that has 10 votes per share. Only the common stock is publicly traded. The Class B common stock is privately held. All references in this prospectus to common stock are to Vishay's publicly traded common stock and not to the Class B common stock.

                                  The Offering

           In connection with our acquisition of BCcomponents Holdings, B.V. in December 2002, we acquired all of the outstanding shares of BCcomponents Holdings B.V. in exchange for class A warrants and class B warrants to acquire an aggregate of 8,823,529 shares of our common stock. In addition, in connection with the acquisition, $105 million in principal amount of BCcomponents' mezzanine indebtedness and certain other securities of BCcomponents were exchanged for $105 million principal amount of our floating rate unsecured notes due 2102. We entered into a put and call agreement related to the notes. In addition, we granted to the recipients of the notes and the warrants certain registration rights. This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the Securities and Exchange Commission, to satisfy our obligations to the recipients of the notes and the warrants. Accordingly, this prospectus covers:

           o the resale by selling securityholders of the class A warrants and the class B warrants;

           o the resale by selling securityholders of shares of our common stock issuable upon exchange of the notes;

           o the resale by selling securityholders of shares of our common stock issuable upon exercise of the warrants, but only by the initial holders of the warrants or their affiliates or in an underwritten public offering where the warrants are exercised in connection with the offering, or in certain other circumstances; and

           o the issuance by us of shares of our common stock upon exercise of the warrants by holders.

           For a description of our acquisition of BCcomponents, see our Current Report on Form 8-K filed December 23, 2002 and our Current Report on Form 8-K/A filed February 26, 2003.

           Investing in our securities involves risks. You should carefully consider the information under "Risk Factors" beginning on page 4 and the other information included in this prospectus before investing in our securities.

Warrants

           The class A warrants give the holders the right to purchase up to an aggregate of 7,000,000 shares of our common stock at an exercise price of $20.00 per share. The class B warrants give the holders the right to purchase up to an aggregate of 1,823,529 shares of our common stock at an exercise price of $30.30 per share. Both the number of shares for which the class A warrants and the class B warrants are exercisable and their respective exercise prices are subject to specified anti-dilution and transactional adjustments. The class A warrants and the class B warrants each have a 10-year term expiring on December 13, 2012.

           The warrants may be exercised at any time from and after the date the warrants were issued until the expiration date by any holder other than an initial holder of the warrants or an affiliate of an initial holder. The warrants may be exercised at any time from and after December 13, 2003, the first anniversary of the date the warrants were issued, until the expiration date by an initial holder of the warrants or an affiliate of an initial holder.

           Pursuant to a securities investment and registration rights agreement that we entered into at the time of our acquisition of BCcomponents, we agreed to register the class A warrants and the class B warrants held by the selling securityholders together with the shares of our common stock issuable upon exercise of the class A warrants and the class B warrants pursuant to the Securities Act of 1933, as amended, to facilitate the public sale of those warrants.

Common Stock

           Shares issuable on exchange of notes

           In connection with our acquisition of BCcomponents, we entered into a put and call agreement with the holders of our floating rate unsecured notes due 2102. Among other things, this agreement provides that holders of the notes may "put" or exchange the notes for our common stock, at a ratio of one share of our common stock, for each $17.00 principal amount of the notes. A total of 6,176,467 shares of our common stock are issuable upon exchange of the $105,000,000 principal amount of notes outstanding, subject to anti-dilution and transactional adjustments. These shares are being offered through this prospectus for sale by the selling securityholders following exchange of the notes in the manner described under "Plan of Distribution."

           Shares issuable on exercise of warrants

           We are offering through this prospectus the 7,000,000 shares of our common stock issuable upon exercise of the class A warrants and the 1,823,529 shares of our common stock issuable upon exercise of the class B warrants to the holders of the warrants upon exercise. As a result, the shares issuable upon exercise of the warrants will be freely tradeable under the United States securities laws, other than by holders who are our affiliates.

           In addition, the selling securityholders may offer the shares issuable upon exercise of the warrants for resale through this prospectus, but only if they are the initial holders of the warrants or affiliates of the initial holders or if the shares are being offered for resale in an underwritten public offering where the warrants are being exercised in connection with the offering.

           Other holders of the warrants may only sell the common stock underlying the warrants pursuant to the prospectus:

           o in an underwritten public offering, where the warrants are being exercised in connection with the offering; or

           o if for any reason our registration of the shares of common stock issuable upon exercise of the warrants is not effective.

                               Recent Developments

Second Quarter 2003 Results

           On July 30, 2003, we announced our unaudited financial results for the quarter ended June 30, 2003. Sales for the quarter totaled $538.1 million, an increase of 17.5% over sales of $457.9 million for the quarter ended June 30, 2002. Gross profit was $123.3 million, an increase of 14.6% over gross profit of $107.6 million for the quarter ended June 30, 2002. Operating income was $15.2 million, a decrease of 49.4% over operating income of $30.0 million for the quarter ended June 30, 2002. Income tax expense was $1.2 million for the quarter ended June 30, 2003 as compared to $5.2 million for the quarter ended June 30, 2002. Net earnings were $2.9 million, or $0.02 per share, a decrease of 81.4% over net earnings of $15.6 million, or $0.10 per share, for the quarter ended June 30, 2002. Our book-to-bill ratio for the quarter ended June 30, 2003 was
0.96 in both the active and passive business segments. Our backlog was $419.8 million at June 30, 2003.

Other Recent Developments

           On August 6, 2003, we sold $450 million aggregate principal amount of our 3 5/8% convertible subordinated notes due 2023 and granted the initial purchasers an option to purchase, within 30 days of the date of the offering memorandum relating to the notes, an additional $50 million of the notes. The notes will pay interest semi-annually. Holders may convert their notes into shares of our common stock, subject to certain conditions, at a conversion price of $21.28 per share, which is the equivalent to a conversion rate of 46.9925 shares per $1,000 principal amount of notes. The notes are subordinated in right of payment to all of our existing and future senior indebtedness and will be effectively subordinated to all existing and future liabilities of our subsidiaries. The notes will be redeemable at our option beginning August 1, 2010 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any. Holders of the notes will have the right to require us to repurchase all or some of their notes at a purchase price equal to 100% of their principal amount of the notes, plus accrued and unpaid interest, if any, on August 1, 2008, August 1, 2010, August 1, 2013 and August 1, 2018. In addition, holders of the notes will have the right to require us to repurchase all or some of their notes upon the occurrence of certain events constituting a fundamental change. On any required repurchase, we may choose to pay the purchase price in cash or shares of our common stock or any combination of cash and our common stock.

           We offered the convertible subordinated notes only to qualified institutional buyers. Neither the notes nor the shares of our common stock issuable upon conversion of the notes have been registered under the Securities Act or any state securities laws, and until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

           We used approximately $130 million of the proceeds of the offering of the convertible subordinated notes to pay down our revolving credit facility and approximately $97.4 million to fund the purchase of approximately $97.0 million accreted principal amount of our Liquid Yield Option(TM) Notes (LYONs). We expect to use proximately $176.6 million of the offering proceeds (exclusively of accrued interest of approximately $2.3 million) to fund the redemption of the convertible notes of our General Semiconductor subsidiary referred to below. We intend to use the remaining proceeds for general corporate purposes.

           We have agreed with the lenders under our secured revolving credit facility to an amendment and restatement of the agreement governing the facility. The maximum availability under the facility, in light of our anticipated liquidity needs, has been changed from $500 million to $400 million, and the final maturity of the facility has been extended from June 2005 to May 2007. The restatement decreases our minimum tangible net worth requirement to $850 million, eliminates the minimum earnings before interest and tax requirement, permits securitization of up to $200 million of non-U.S. accounts receivable, allows for the release of all collateral (other than subsidiary stock and pledges by us and our subsidiaries of intercompany notes) under certain circumstances and creates an event of default upon the occurrence of a fundamental change as defined under our convertible subordinated notes.

           We have called for redemption on September 10, 2003 all of the outstanding 5.75% convertible subordinated notes due 2006 of our General Semiconductor subsidiary. There are presently $171,000,000 principal amount of the General Semiconductor notes outstanding. These notes are redeemable at a price of 103.286% of their principal amount, plus accrued but unpaid interest to the date of redemption..

                           FORWARD LOOKING INFORMATION

           Some of the statements in this prospectus and in documents incorporated by reference constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry's actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "believe," "expect," "plan," "anticipate," "intend," "estimate," "predict," "potential" and other expressions which indicate future events and trends. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

           The following factors, among others, could cause our or our industry's future results to differ materially from historical results or those anticipated:

           o     overall economic and business conditions;

           o competitive factors in the industries in which we conduct our business;

           o     changes in governmental regulation;

           o     the demand for our goods and services;

           o the fact that Vishay's customers may cancel orders they have placed with us, in whole or in part, without advance notice;

           o changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations;

           o changes in generally accepted accounting principles or interpretation of those principles by governmental agencies and self-regulatory groups;

           o     developments in and results of litigation;

           o interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions;

           o economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

           o     changes in the cost of raw materials used in our business;

           o the timing, impact and other uncertainties of acquisitions that we may consider or consummate; and

           o the ability to achieve anticipated synergies and other cost savings in connection with such acquisitions.

           These factors and the risk factors described below are all of the important factors of which we are aware that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

                                  RISK FACTORS

           An investment in the securities offered through this prospectus involves certain risks. You should carefully consider the following risks, as well as other information contained elsewhere in this prospectus or incorporated by reference in this prospectus.

Risk factors relating to our business generally

Our business is cyclical and the current decline in demand in the electronic component industry may continue and may become more pronounced.

           We and others in the electronic and semiconductor component industry have experienced in the past two years a decline in product demand on a global basis, resulting in order cancellations and deferrals, lower average selling prices, and a material and adverse impact on our results of operations. This decline has been primarily attributable to a slowing of growth in the personal computer and cellular telephone product markets. If the decrease in the demand for our products continues or becomes more pronounced, or overall supply increases because we or our competitors expand production capacity, our average sales prices could decline further, causing a reduction in our gross margins and operating profits. In addition, the combination of a decline in demand, together with recessionary trends in the global economy makes it difficult for us to predict our future sales, which also makes it more difficult to manage our operations.

We have incurred and may continue to incur restructuring costs.

           To remain competitive, particularly when business conditions are difficult, we attempt to reduce our cost structure through restructuring activities. This includes both acquisition-related restructuring, where we attempt to streamline the operations of companies we acquire and achieve synergies between our acquisitions and our existing business, and restructuring our existing businesses, where we seek to eliminate redundant facilities and staff positions and move operations, where possible, to jurisdictions with lower labor costs. In 2002, we recorded restructuring costs of approximately $48 million related to acquisitions and $31 million related to our existing businesses. We have incurred $12.9 million of additional restructuring expenses in the first six months of 2003 and expect to continue to incur such expenses for the remainder of 2003.

In the past we have grown through acquisitions but this may not continue.

           Our long-term historical growth in revenues and net earnings has resulted in large part from our strategy of expansion through acquisitions. We cannot assure you, however, that we will identify or successfully complete transactions with suitable acquisition candidates in the future. We also cannot assure you that acquisitions that we complete in the future will be successful. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our other businesses, our results of operations, enterprise value, market value and prospects could all be materially and adversely affected.

Our debt levels have recently increased, which could adversely affect the perception in the financial markets of our financial condition.

           Our outstanding debt increased from approximately $141 million at the end of 2000 to approximately $692 million at June 30, 2003. This increase was the result of our acquisition activity, particularly the acquisition of General Semiconductor, Inc. in November 2001, in which we assumed approximately $170 million in convertible notes issued by General Semiconductor and $85 million in bank debt, and the acquisition of BCcomponents in December 2002, in which we issued or assumed indebtedness of approximately $275 million. The increase in indebtedness from acquisitions was offset somewhat by the repayment of outstanding debt with cash from operations. The marketplace could react negatively to our current debt levels which in turn could affect our share price and also make it more difficult for us to obtain financing in the future. Our higher debt level was one of the factors cited by Moody's Investor Services, Inc. when it announced in April 2003 that it had lowered our debt ratings. On July 31, 2003, Moody's announced that it had upwardly revised its ratings of our debt based on its belief that the restructuring of our credit facility and the issuance of our convertible subordinated notes dues 2023 alleviates short term liquidity concerns, but this view could change.

           In June 2004, holders of our Liquid Yield Option(TM) Notes (LYONs) will have the right to "put" these notes to us at an aggregate price of approximately $235 million, giving effect to our repurchase of a portion of the LYONs with the proceeds of the offering of our convertible subordinated notes due 2023. We believe that, if necessary, we will have adequate cash resources to finance the purchase of any LYONs that are put to us. Also, we may elect to pay all or part of the purchase price for the LYONs that are put to us in shares of our common stock. Nevertheless, our obligation to purchase the LYONs in June 2004 could be a cause of concern in the financial markets and was another factor cited by Moody's when it downgraded our debt.

To remain successful, we must continue to innovate.

           Our future operating results are dependent on our ability to continually develop, introduce and market new and innovative products, to modify existing products, to respond to technological change and to customize certain products to meet customer requirements. There are numerous risks inherent in this process, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to develop and market new products and applications in a timely fashion to satisfy customer demands. If this occurs, we could lose customers and experience adverse effects on our financial condition and results of operations.

Future acquisitions could require us to issue additional indebtedness or equity.

           If we were to undertake a substantial acquisition for cash, the acquisition would likely need to be financed in part through bank borrowings or the issuance of public or private debt. This acquisition financing would likely decrease our ratio of earnings to fixed charges and adversely affect other leverage criteria. Under our existing credit facility, we are required to obtain the lenders' consent for certain additional debt financing and to comply with other covenants including the application of specific financial ratios. We are also restricted from paying cash dividends on our capital stock. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms when required. If we were to undertake an acquisition for equity, the acquisition may have a dilutive effect on the interests of the holders of our common stock.

Our results are sensitive to raw material availability, quality and cost.

           General

           Many of our products require the use of raw materials that are produced in only a limited number of regions around the world or are available from only a limited number of suppliers. Our results of operations may be materially and adversely affected if we have difficulty obtaining these raw materials, the quality of available raw materials deteriorates or there are significant price increases for these raw materials. For example, the prices for tantalum and palladium, two raw materials that we use in our capacitors, are subject to fluctuation. For periods in which the prices of these raw materials are rising, we may be unable to pass on the increased cost to our customers which would result in decreased margins for the products in which they are used. For periods in which the prices are declining, we may be required to write down our inventory carrying cost of these raw materials, since we record our inventory at the lower of cost or market. Depending on the extent of the difference between market price and our carrying cost, this write-down could have a material adverse effect on our net earnings. As discussed below, we have recorded substantial write-downs of tantalum and palladium in the current economic downturn.

           From time to time there have been short-term market shortages of raw materials. While these shortages have not historically adversely affected our ability to increase production of products containing tantalum and palladium, they have historically resulted in higher raw material costs for us. We cannot assure you that any of these market shortages in the future would not adversely affect our ability to increase production, particularly during periods of growing demand for our products.

           Tantalum

           We are a major consumer of the world's annual production of tantalum. Tantalum, a metal purchased in powder or wire form, is the principal material used in the manufacture of tantalum capacitors. There are currently three major suppliers that process tantalum ore into capacitor grade tantalum powder. Due to the strong demand for our tantalum capacitors and difficulty in obtaining sufficient quantities of tantalum powder from our suppliers, we stockpiled tantalum ore in 2000 and early 2001. During 2001, we experienced a significant decrease in sales due to declining orders and the deferral or cancellation of existing orders. Our tantalum capacitor business was particularly impacted by the slowdown in sales. Prices for tantalum ore and powder decreased during this period. As a result, we recorded write-downs of $52,000,000 on tantalum during 2001.

           In June 2002, we agreed with Cabot Corporation to amend our two tantalum supply agreements for the supply by Cabot to us of tantalum powder and wire. Pursuant to the amendments, we and Cabot agreed to reduce volumes, and starting in 2003, prices of tantalum products under the agreements and to extend the term of one of the agreements by one year. We also agreed to purchase tantalum products at regular intervals over the term of the agreements. These amendments require us to purchase tantalum products in excess of our current usage requirements.

           In the fourth quarter of 2002 we took charges of approximately $106 million against our contractual commitments to purchase tantalum powder and wire from Cabot through 2006 and wrote-off approximately $25.7 million of our existing inventory of tantalum ore, powder and wire. We did this because the current market prices of tantalum are substantially below the prices at which we are committed to purchase tantalum under our long-term contracts with Cabot and the prices at which we were carrying our tantalum raw materials inventory. If market prices for tantalum were to decline further, we could be required to record additional write-downs on our tantalum purchase commitments and inventory.

           Palladium

           Palladium, a metal used to produce multi-layered ceramic capacitors, is currently found primarily in South Africa and Russia. Palladium is a commodity product subject to price volatility. The price of palladium has fluctuated in the range of approximately $179 to $1,090 per troy ounce during the last three years. As of June 30, 2003, the price of palladium was approximately $179 per troy ounce. During 2001 and 2002, we recorded write-downs on our palladium inventories of $18 million and $1.7 million respectively. In the first six months of 2003, we recorded a write-down on our palladium inventories of $1.5 million.

Our backlog is subject to customer cancellation.

           As of June 30, 2003, our backlog was $420 million. Many of the orders that comprise our backlog may be canceled by our customers without penalty. Our customers may on occasion double and triple order components from multiple sources to ensure timely delivery when backlog is particularly long. They often cancel orders when business is weak and inventories are excessive, a phenomenon that we have experienced in the current economic slowdown. Therefore, we cannot be certain the amount of our backlog does not exceed the level of orders that will ultimately be delivered. Our results of operations could be adversely impacted if customers cancel a material portion of orders in our backlog.

We face intense competition in our business, and we market our products to an increasingly concentrated group of customers.

           Our business is highly competitive worldwide, with low transportation costs and few import barriers. We compete principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price. The electronics components industry has become increasingly concentrated and globalized in recent years and our major competitors, some of which are larger than us, have significant financial resources and technological capabilities.

           Our customers have become increasingly concentrated in recent years, and as a result, their buying power has increased and they have had greater ability to negotiate favorable pricing. This trend has adversely affected our average selling prices, particularly for commodity components.

We may not have adequate facilities to satisfy future increases in demand for our products.

           Our business is cyclical and in periods of a rising economy, we may experience intense demand for our products. During such periods, we may have difficulty expanding our manufacturing to satisfy demand. Factors which could limit such expansion include delays in procurement of manufacturing equipment, shortages of skilled personnel and capacity constraints at our facilities. If we are unable to meet our customers' requirements and our competitors sufficiently expand production, we could lose customers and/or market share. This loss could have an adverse effect on our financial condition and results of operations.

Future changes in our environmental liability and compliance obligations may harm our ability to operate or increase costs.

           Our manufacturing operations, products and/or product packaging are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances, wastes and certain chemicals used or generated in our manufacturing processes, employee health and safety labeling or other notifications with respect to the content or other aspects of our processes, products or packaging, restrictions on the use of certain materials in or on design aspects of our products or product packaging and responsibility for disposal of products or product packaging. We establish reserves for specifically identified potential environmental liabilities which we believe are adequate. Nevertheless, we often unavoidably inherit certain pre-existing environmental liabilities, generally based on successor liability doctrines. Although we have never been involved in any environmental matter that has had a material adverse impact on our overall operations, there can be no assurance that in connection with any past or future acquisition we will not be obligated to address environmental matters that could have a material adverse impact on our operations. In addition, more stringent environmental regulations may be enacted in the future, and we cannot presently determine the modifications, if any, in our operations that any such future regulations might require, or the cost of compliance with these regulations. In order to resolve liabilities at various sites, we have entered into various administrative orders and consent decrees, some of which may be, under certain conditions, reopened or subject to renegotiation.

Our products may experience a reduction in product classification levels under various military specifications.

           We have qualified certain of our products under various military specifications, approved and monitored by the United States Defense Electronic Supply Center, and under certain European military specifications. These products are assigned certain classification levels. In order to maintain the classification level of a product, we must continuously perform tests on the product and the results of these tests must be reported to governmental agencies. If any of our products fails to meet the requirements of the applicable classification level, that product's classification may be reduced to a lower level. A decrease in the classification level for any of our products with a military application could have an adverse impact on the net sales and earnings attributable to that product.


Risk factors relating to our operations outside the United States

We obtain substantial benefits by operating in Israel, but these benefits may not continue.

           We have increased our operations in Israel over the past several years. The low tax rates in Israel applicable to earnings of our operations in that country, compared to the rates in the United States, have had the effect of increasing our net earnings, although this was not the case in 2002. Also, we have benefited from employment incentive grants made by the Israeli government. Recently, the Israeli government suspended payment on one of these grants after we were forced to lay off a significant number of employees as a result of the current economic downturn. Although we reached agreement with the Israeli government to resume payment on this grant, there can be no assurance that we will maintain our eligibility for this or other existing project grants. There can also be no assurance that in the future the Israeli government will continue to offer new grant and tax incentive programs applicable to us or that, if it does, such programs will provide the same level of benefits we have historically received or that we will continue to be eligible to take advantage of them. Any significant increase in the Israeli tax rates or reduction or elimination of the Israeli grant programs that have benefited us could have an adverse impact on our results of operations.

We attempt to improve profitability by operating in countries in which labor costs are low, but the shift of operations to these regions may entail considerable expense.

           Our strategy is aimed at achieving significant production cost savings through the transfer and expansion of manufacturing operations to and in countries with lower production costs, such as Israel, Mexico, Portugal, the Czech Republic, Malaysia, the Republic of China (Taiwan) and the People's Republic of China. In this process, we may experience under-utilization of certain plants and factories in high labor cost regions and capacity constraints in plants and factories located in low labor cost regions. This under-utilization may result initially in production inefficiencies and higher costs. These costs include those associated with compensation in connection with work force reductions and plant closings in the higher labor cost regions, and start-up expenses, manufacturing and construction delays, and increased depreciation costs in connection with the initiation or expansion of production in lower labor cost regions.

           As we implement transfers of certain of our operations, we may experience strikes or other types of labor unrest as a result of lay-offs or termination of our employees in high labor cost countries.

We are subject to the risks of political, economic and military instability in countries outside the United States in which we operate.

           We have operations outside the United States, and approximately 69% of our revenues during 2002 were derived from sales to customers outside the United States. Some of the countries in which we operate have in the past experienced and may continue to experience political, economic and military instability or unrest. These conditions could have an adverse impact on our ability to operate in these regions and, depending on the extent and severity of these conditions, could materially and adversely affect our overall financial condition and operating results. In particular, current tensions in the Middle East could adversely affect our business operations in Israel and elsewhere.

Our business may have been affected by the recent outbreak of SARS and the effects of that outbreak may linger.

           The recent outbreak of severe acute respiratory syndrome, or SARS, that began in the People's Republic of China adversely affected our business during the first six months of 2003, particularly in Asia where we derived approximately 38% of our revenue in 2002. This impact included disruptions in the operations of our customers, a slowdown in customer orders and reduced sales in certain end markets. We cannot predict if the adverse effects of the SARS outbreak will continue and, if so, the time period during which these effects will continue to be felt.

Risk factors relating to our capital structure

The holders of our Class B common stock have effective voting control of Vishay.

           We have two classes of common equity: common stock and Class B common stock. The holders of our common stock are entitled to one vote for each share held, while the holders of our Class B common stock are entitled to 10 votes for each share held. Currently, the principal holder of our Class B common stock, our chairman and chief executive officer, controls approximately 49.0% of our outstanding voting power. As a result, this holder of Class B common stock can effectively cause the election of directors and approve other actions as a stockholder by obtaining votes from a relatively small number of other stockholders of Vishay. For example, at our most recent annual meeting of stockholders, a proposal to stagger our company's board of directors was approved despite a vote against this proposal by a majority of voting stockholders other than holders of the Class B common stock.

The existence of the Class B common stock may deprive other stockholders of a premium value for their shares in a takeover.

           The effective control that holders of our Class B common stock have over our company may make us less attractive as a target for a takeover proposal. It may also make it more difficult or discourage a merger proposal or proxy contest for the removal of the incumbent directors, even if such actions were favored by a substantial majority of our stockholders other than the holders of our Class B common stock. Accordingly, this may deprive the holders of our common stock of an opportunity they might otherwise have to sell their shares at a premium over the prevailing market price in connection with a merger or acquisition of Vishay with or by another company.

We have a staggered board of directors which could make a takeover of Vishay difficult.

           At our most recent annual meeting of stockholders, our stockholders approved a proposal to stagger our board of directors. A staggered board of directors might discourage, delay or prevent a change in control of us by a third party and could discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. Also, as a consequence of our staggered board, directors may not be removed without cause, even though a majority of stockholders may wish to do so.

Risk factors relating to the offering

There may be no active trading market for the warrants.

           Before the offering, there has been no established trading market for our class A warrants or our class B warrants. We do not intend to list the warrants on a national securities exchange or seek admission of the warrants for quotation through any automated quotation system. Moreover, we cannot assure you as to the development or liquidity of any market for the warrants, the ability of the warrant holders to sell their warrants or any portion of those warrants or the price at which holders would be able to sell their warrants or any portion of those warrants.

Exchange of the notes or exercise of the warrants will dilute the ownership interests of existing stockholders.

           The exchange of some or all of the notes or the exercise of some or all of the warrants will dilute the ownership interests of existing stockholders and any sales in the public market of the shares of our common stock issuable upon such exchange or exercise could adversely affect prevailing market prices of our common stock. In addition, the existence of the warrants may encourage short selling by market participants because exercise of the warrants could depress the price of our common stock.

                                 USE OF PROCEEDS

           We will not receive any cash proceeds from the sale of warrants or our common stock by the selling securityholders.

           If the class A warrants are exercised in full, we would realize proceeds, before expenses, in the amount of $140,000,000. If the class B warrants are exercised in full, we would realize proceeds, before expenses, in the amount of $55,252,928. If we spin off a subsidiary or business unit, any warrants then outstanding, under certain circumstances, would be exchanged in part for warrants of the spin-off entity. In that case, the amount of proceeds that we would realize upon exercise of the warrants would be lower.

           The net proceeds of the exercise of the warrants will be used to pay down any outstanding debt on our revolving credit facility and for general corporate purposes.

                          DESCRIPTION OF CAPITAL STOCK

           The aggregate number of shares of capital stock which Vishay has authority to issue is 341,000,000 shares: 1,000,000 shares of preferred stock, par value $1.00 per share, 300,000,000 shares of common stock, par value $0.10 per share, and 40,000,000 shares of Class B common stock, par value $0.10 per share. No shares of preferred stock have been issued. At July 29, 2003, there were 144,262,508 shares of common stock and 15,383,296 shares of Class B common stock outstanding.

Common Stock

           After any required payment on shares of preferred stock, holders of common stock and Class B common stock are entitled to receive, and share ratably on a per share basis in, all dividends and other distributions declared by the board of directors of Vishay. In the event of a stock dividend or stock split, holders of common stock will receive shares of common stock and holders of Class B common stock will receive shares of Class B common stock. Neither the common stock nor the Class B common stock may be split, divided or combined unless the other is split, divided or combined equally.

           The holders of common stock are entitled to one vote for each share held. Holders of Class B common stock are entitled to 10 votes for each share held. The common stock and the Class B common stock vote together as one class on all matters subject to stockholder approval, except as set forth in the following sentence. The approval of the holders of common stock and of Class B common stock, each voting separately as a class, is required to authorize issuances of additional shares of Class B common stock other than in connection with stock splits and stock dividends.

           Shares of Class B common stock are convertible into shares of our common stock on a one-for-one basis at any time at the option of the holder thereof. The Class B common stock is not transferable except to the holder's spouse, certain of such holder's relatives, certain trusts established for the benefit of the holder, the holder's spouse or relatives, corporations and partnerships beneficially owned and controlled by such holder, such holder's spouse or relatives, charitable organizations and such holder's estate. Upon any transfer made in violation of those restrictions, shares of Class B common stock will be automatically converted into shares of our common stock on a one-for-one basis.

           Neither the holders of common stock nor the holders of Class B common stock have any preemptive rights to subscribe for additional shares of capital stock of Vishay.

           Our common stock is listed on the New York Stock Exchange. There is no public market for shares of our Class B common stock. All outstanding shares of common stock and Class B common stock are, and upon exchange of the notes or exercise of the warrants, the shares of common stock issuable upon exchange of the notes and exercise of the warrants will be, validly issued, fully paid and non-assessable.

Preferred Stock

           Our board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designation, preferences, rights and any qualification, limitations, or restrictions of the shares of any series, including the dividend rights, dividend rates, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the number of shares constituting any series. No shares of our preferred stock are currently outstanding.

Other Matters

           We have a staggered board of directors, with one third of the board being elected each year. As a consequence, directors may not be removed other than for cause.

           We are subject to Section 203 of the Delaware General Corporation Law which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years did own, 15% or more of our voting stock.

           We furnish to our stockholders annual reports containing financial statements certified by an independent public accounting firm.

           American Stock Transfer & Trust Company is the transfer agent and registrar of our common stock and Class B common stock.

Common Stock Offered Pursuant to this Prospectus

           The common stock covered by this prospectus includes common stock issuable upon exercise of the warrants and upon exchange of the notes. For a description of the warrants, see "Description of the Warrants."

           We issued the notes and entered into a related put and call agreement in connection with the acquisition of BCcomponents to the holders of $105 million principal amount of mezzanine debt of BCcomponents in exchange for the mezzanine debt and certain other securities of BCcomponents. The notes were issued pursuant to the terms of a note purchase agreement and the notes, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and to which reference is made for a definitive description of the terms of the notes.

           The notes bear interest at LIBOR plus 1.5% for any interest period ending on or prior to December 31, 2006, and LIBOR thereafter. If at any time beginning on the date of issue of the notes and ending on December 31, 2010 our common stock trades at a price above $45.00 per share over a specified measuring period, the interest rate will be reduced for all interest periods beginning on or after January 1, 2011 to one-half LIBOR. Interest on the notes is payable quarterly in arrears on March 31, June 30, September 30 and December 31 in each year beginning on December 31, 2002.

           The notes are subject to a put and call agreement executed by us for the benefit of the holders of the notes. A copy of the put and call agreement is filed as an exhibit to the registration agreement of which this prospectus forms a part. Under the agreement, note holders may "put" the notes to us at an exchange price of one share of our common stock for $17.00 principal amount of the notes, or 6,176,467 shares of our common stock in the aggregate. We may similarly call the notes in exchange for shares of our common stock at the same exchange price at any time beginning on January 2, 2018 and ending on the date that is 30 days prior to the maturity date of the notes. If the price of our common stock has not traded above $35.00 per share over a specified measuring period prior to the call, the number of shares issuable in the call will be the principal amount of the notes divided by the then current market price for the shares, or we may call the notes for cash equal to the principal amount of the notes. Common stock issued in exchange for notes on exercise of the put or the call will be in satisfaction of our obligation to pay the principal of the notes and all interest accrued but unpaid to the date of exchange.

           Unless the notes are otherwise previously redeemed, repaid or repurchased, upon maturity at December 31, 2102, we will pay the principal of the notes plus accrued and unpaid interest up to the maturity date.

           The exchange price, and in some cases the cash that we or a successor may be required to pay, under the put and the call are subject to anti-dilution and transactional adjustments under the terms of the put and call agreement, to which reference is made for a description of these adjustments. In the event of a spin-off transaction of the type described below under "Description of the Warrants--Adjustments--Spin-offs," other notes of Vishay, having the same terms and provisions but a lesser principal amount, may be substituted for the notes. This prospectus covers the shares of our common stock issuable upon exchange of the replacement notes as well.

                           DESCRIPTION OF THE WARRANTS

           On December 13, 2002, we acquired all of the outstanding shares of BCcomponents in exchange for class A warrants to acquire 7,000,000 shares of our common stock at an exercise price of $20.00 per share and class B warrants to acquire 1,823,529 shares of our common stock at an exercise price of $30.30 per share. With the exception of the exercise price, the class A warrants and the class B warrants have identical terms and provisions. Unless otherwise indicated, we will use the term warrants to refer to the class A warrants and the class B warrants. The following summary description of the warrants sets forth some general terms and provisions of the warrants, but the summary does not purport to be complete and is qualified in all respects by reference to the actual text of the warrants and the warrant agreement, pursuant to which the warrants were issued, copies of which have been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the text of the warrant agreement and the warrants because those documents, and not this description, define your complete rights as a warrant holder.

Exercise Period

           The warrants may be exercised at any time from and after the date the warrants were issued until the expiration date by any holder other than an initial holder of the warrants or an affiliate of an initial holder. The warrants may be exercised at any time from and after December 13, 2003, the first anniversary of the date the warrants were issued, until the expiration date by an initial holder of the warrants or an affiliate of an initial holder. The warrants expire on December 13, 2012, ten years from the date of issuance.

Exercise Price and Other Terms

           Each class A warrant will entitle its holder to purchase the shares of our common stock specified on the face of the class A warrant at an exercise price of $20.00 per share, and each class B warrant will entitle its holder to purchase the shares of our common stock specified on the face of the class B warrant at an exercise price of $30.30 per share. The exercise price of the warrants is subject to adjustment in accordance with the anti-dilution and transactional adjustment provisions described below. Each warrant holder will be able to exercise the warrants, in whole or in part, by delivering to us the certificate representing the warrants, the exercise notice properly completed and executed and payment of the aggregate exercise price for the number of shares of our common stock as to which the warrant is being exercised. The exercise price will be payable in cash or by check payable to the order of Vishay Intertechnology, Inc., except upon exercise of the warrants in an underwritten public offering or in a block trade.

           We will not issue any fractional shares of our common stock upon the exercise of the warrants. We will pay a cash adjustment instead of fractional shares equal to the product resulting from multiplying the fractional amount by the daily market value of one share of our common stock on the trading day prior to the date the warrant is exercised.

           Upon exercise of any warrant, we will deliver a stock certificate representing the number of shares that were exercised under the warrant. If the warrant is not fully exercised, we will execute a new warrant certificate exercisable for the remaining shares and deliver the new warrant certificate at the same time as the stock certificate for the exercised shares.

Adjustments

           The exercise price of the warrants and the number of shares of our common stock purchasable upon the exercise of the warrants may be subject to adjustment in certain situations.

           In the description of the adjustments that follows, we use the following terms and concepts:

           The Black-Scholes value of the warrants is to be determined on the basis of the Black-Scholes methodology by an investment banking firm of national reputation and standing, selected by us and reasonably acceptable to a majority of the warrant holders, but the Black-Scholes Value of a warrant cannot exceed the daily market price of our common stock on the day immediately preceding the transaction in question. For purposes of applying the Black-Scholes methodology, the price per share of our common stock is deemed to be the average of the daily market prices for the ten full trading days ending ten trading days prior to the first public announcement of the relevant transaction, and the methodology is to be applied as if the relevant transaction had not occurred.

           Daily market price. Daily market price means, for any trading day, the volume-weighted average of the per share selling prices on that trading day of our common stock or other relevant security on the principal market on which the relevant security is then quoted. If there are no sales of the security on the trading day, daily market price means the average of the high bid and low ask price for the relevant security on the last trading day on which a sale was reported. If the security is not traded so that there are no bid and ask prices, the daily market price will be the per share fair market value of the relevant security as determined by an investment banking firm of national reputation and standing that we select and that is reasonably acceptable to a majority of the warrant holders.

         Majority of the warrant holders means, at any time, the holders of warrants that are exercisable for more than 50% of the shares for which all outstanding warrants are exercisable at that time. Whenever reasonable approval of a majority of the warrant holders is required for any action or determination, that approval is deemed to be given if a majority of the warrant holders do not reasonably object to the action or determination by written notice to us within ten business days of the date on which notice of the action or determination is first given to the holders.

           Declaration of Stock Dividend, Splits, Reverse Splits or Reclassification or Reorganization; Other Distributions. We will make the following adjustments if we declare a stock dividend, split, reverse split, if there is a reclassification or reorganization of our common stock or if we make distributions on our common stock. In each case, we will issue a notice to each warrant holder at least ten business days before the record date of the adjustment. Any adjustment will become effective immediately after the effective date of the adjustment retroactive to the record date, if any.

           If we declare any dividend or other distribution upon, or subdivide, the outstanding shares of our common stock into a greater number of shares, then the exercise price per share of the warrants will be decreased proportionately, and the number of shares of our common stock issuable upon exercise of the warrant will be increased proportionately.

           If we combine the outstanding shares of our common stock into a smaller number of shares, then the exercise price per share of the warrants will be increased proportionately, and the number of shares of our common stock issuable upon exercise of the warrants will be decreased proportionately.

           If we issue to holders of our shares of common stock any indebtedness, shares of our stock or any other securities by reclassification of our common stock; distribute to holders of our shares of common stock any rights, options or warrants to purchase or subscribe for any evidence of indebtedness, shares of our stock (other than distributions in connection with adjustments for issuances of any rights, options or warrants, or spin-offs) or any other securities; distribute to holders of our shares of common stock cash (other than regular quarterly or semi-annual cash dividends) or other property; or issue by means of a capital reorganization our other securities in lieu of our common stock or in addition to our common stock, then the warrants will be adjusted so that each warrant will be exercisable into the kind and number of our shares or other securities or securities of any successor entity, or cash or other property that the warrant holder would have owned or have been entitled to receive had the warrant holder exercised the warrants immediately prior to any of these events.

           Rights Issuance. We will make the following adjustments if we distribute any rights, options or warrants to holders of our common stock:

           If we distribute any rights, options or warrants to holders of our common stock entitling them, for a period of 60 days or less after the record date for determination of the stockholders entitled to receive these rights, to purchase or subscribe for shares of our common stock at a price per share less than 90% of the daily market price of our common stock on the record date, then we will increase the number of shares issuable upon exercise of the warrants in the proportion that

           o the maximum number of shares issuable upon exercise of the warrants plus the number of outstanding shares, bears to

           o the maximum number of shares that would have been issuable upon exercise price of the warrants had their exercise price been the average market price for Vishay common stock over a specified trading period plus the number of outstanding shares.

           The adjustment will be made in accordance with the following formula:

                           N = No x (O + A)/ (O +C/M))

           where:

           N   =    the adjusted number of shares issuable upon exercise of a
                    warrant;

           No  =    the number of shares issuable upon exercise of a warrant
                    prior to the adjustment;

           O   =    the number of shares outstanding immediately prior to the
                    issuance of the rights, options or warrants;

           A   =    the maximum number of shares issuable pursuant to the
                    rights, options or warrants;

           C   =    the aggregate consideration that we will receive for the
                    issuance of our common stock upon exercise of the rights, options or warrants; and

           M   =    the average of the daily market prices of our common stock for the ten consecutive trading days immediately preceding the record date.

The exercise price of the warrants will be correspondingly reduced. If less than all of the rights, options or warrants have been exercised upon the expiration of such rights, options or warrants, the number of shares issuable upon exercise of the warrants and corresponding adjustment to the exercise price of the warrants will be readjusted based on the number of rights, options or warrants actually exercised.

           If we distribute any rights, options or warrants to holders of our common stock entitling them, for a period of more than 60 days after the record date, to purchase or subscribe for shares of our common stock at a price per share less than 90% of the daily market price of our common stock on the record date, then we will distribute the same rights, options or warrants to the warrant holders on the record date as if the warrant holders had exercised their warrants immediately prior to the record date.

           Liquidation or Dissolution. If we liquidate, dissolve or wind up our affairs, other than in connection with a consolidation, merger or sale or conveyance of all or substantially all of our assets or a spin-off transaction, then the warrants will terminate and expire at the close of business on the last full business day before the earliest record date fixed for the payment of any distributable amount on our common stock. At least ten business days prior to the record date, we will provide each warrant holder with notice of the liquidation, dissolution or winding up of affairs. Upon exercise of the warrants, each warrant holder will receive consideration in the liquidation on the same basis as holders of our common stock or other securities of any other class for which the warrants are then exercisable.

           Merger or Consolidation. If any person or entity acquires us in a transaction in which we are merged with or into or consolidated with another person or entity, or if we sell or convey all or substantially all of our assets to another person or entity, then we will make the adjustments described below. In each case, we will give written notice to each warrant holder of any change at least ten business days prior to the effective date of the change. These provisions do not apply to a transaction in which we are the surviving entity and have reporting obligations under the Securities Exchange Act because of the registration of our equity securities.

           The warrant holder will receive, at the holder's election, either:

           o upon exercise of the warrants, including the payment of the exercise price therefor, the kind and number of shares, securities, cash, assets or other property which the holder would otherwise have been entitled to receive in the transaction had the holder exercised the warrants before the transaction, or

           o the Black-Scholes value of the warrants in cash, or in certain circumstances, in securities of the purchaser. This cash-out option may not be available in certain circumstances if it would interfere with the tax or accounting treatment of the transaction.

           If the acquirer is a reporting company under the Securities Exchange Act, and the acquirer is offering a combination of cash and shares, then the warrant holder may elect to receive a combination of:

           o a warrant exercisable for securities of the acquirer in an amount and at an exercise price described below, but otherwise having the same terms as the Vishay warrants, and

           o     a cash amount calculated as described below.

           The exercise price for the acquirer warrants will be the exercise price for the Vishay warrants multiplied by the ratio of the market value of a share of our common stock averaged over a specified trading period to the market price of share of acquirer stock averaged over the same period. The formula for determining the exercise price of the acquirer warrants is as follows:

                               Ew = (Eo x (Pa/Pt))

           where:
           Ew   =   the per share exercise price of the acquirer warrants;

           Eo   =   the per share exercise price of the Vishay warrants;

           Pt   =   the average of the daily market prices of our common stock for the ten consecutive trading days immediately preceding the effective date of the transaction; and

           Pa   =   the average daily market price of the acquirer shares for
                    the ten consecutive trading days immediately preceding the effective date of the transaction.

           The number of acquirer shares issuable upon exercise of an acquirer warrant will be the number of shares exercisable upon exercise of the Vishay warrant multiplied by the number of acquirer shares delivered for each Vishay share in the transaction. The formula for determining this number is as follows:

                                   N = a x No

           where:
           N   =    the number of shares issuable upon exercise of the acquirer warrant;

           a   =    the number of acquirer shares delivered in the transaction to holders of our common stock for each share of our common stock; and

           No  =    the number of shares issuable upon exercise of the original
                    Vishay warrant;


           The amount of cash (or in certain circumstances the value of securities of the acquirer) will be determined by multiplying the Black-Scholes value of the Vishay warrant by the fraction of the total value of the consideration payable to Vishay stockholders in the transaction attributable to the cash that they receive. The formula for this determination is as follows:

                          AC = BSw x (1-((a x Pa) /C ))

           where the symbols defined above have the same meanings here and:

           AC    =  the cash amount;

           BSw   =  the Black-Scholes value of the Vishay warrant; and

           C     =  the total fair market value of the consideration delivered in the transaction to holders of our common stock for each share of our common stock. For purposes of determining this amount:

           o the fair market value of the component of the consideration consisting of shares of the acquirer is deemed to be the average daily market price of the acquirer shares for the ten consecutive trading days immediately preceding the effective date of the transaction multiplied by the number of acquirer shares delivered in the transaction for each share of our common stock;

           o the fair market value of any cash component is the amount of the cash delivered in the transaction for each share of our common stock; and

           o the fair market value of any other consideration delivered in the transaction for each share of our common stock will be as determined by an investment banking firm of national reputation and standing selected by us and reasonably acceptable to a majority of the warrant holders.

This cash-out election may not be available in certain circumstances if it would interfere with the tax or accounting treatment of the transaction. Under these circumstances, a warrant holder may elect to receive shares of the acquirer having a fair market value (determined as described above) equal to the cash amount; provided this would not interfere with the tax or accounting treatment of the transaction.

           We will give the warrant holders notice of any transaction to which this discussion relates at least ten business days prior to the effective date of the transaction and earlier in certain circumstances.

           Spin-offs. We refer to a distribution to all holders of our common stock consisting of the capital stock of one of our subsidiaries or other business units as a spin-off. If a spin-off were to occur, each holder of a warrant on the date of the spin-off distribution will be entitled to receive a warrant to purchase the number of shares of capital stock of the spin-off company that the holder would have received had the holder exercised the warrants immediately prior to the record date for the spin-off. The terms of the spin-off warrants will be the same as the Vishay warrants, except that the exercise price of the spin-off warrant will be determined by multiplying the exercise price of the Vishay warrant by the ratio of the market value of a spin-off share, averaged over a specified period following the spin-off, to the combined value of Vishay shares and spin-off shares, averaged over the same period, that Vishay stockholders will hold following the spin-off for each share of Vishay stock that they held prior to the spin-off. The formula for this determination is as follows:

                          Es = Eo x Ps / (Pp+ (r x Ps))

           where:

           Es   =   the per share exercise price of the spin-off warrants;

           Eo   =   the per share exercise price of the Vishay warrants;

           Pp   =   the average of the daily market prices of our common stock for the ten consecutive trading days following the date on which the spin-off is consummated;

           r    =   the number of spin-off shares, which may be one or a
                    fraction less than or greater than one, distributed in the spin-off in respect of each share of our common stock; and

           Ps   =   the average daily market price of the spin-off shares for
                    the ten consecutive trading days following the date of the spin-off. If, however, shares do not begin trading within two trading days after the date of the spin-off or do not trade for at least ten consecutive trading days within 20 days after the spin-off, then this quantity will mean the per share fair market value of the spin-off shares as of the date of the spin-off, determined by an investment banking firm of national reputation and standing selected by us and reasonably acceptable to a majority of the warrant holders on the record date for the spin-off.

           Following the spin-off, the exercise price of each Vishay warrant will be adjusted by multiplying the exercise price by the ratio of the market value of a share of Vishay stock, averaged over a specified period following the spin-off, to the combined value of Vishay shares and spin-off shares, averaged over the same period, that Vishay stockholders will hold following the spin-off for each share of Vishay stock that they held prior to the spin-off. The formula for this adjustment is as follows:

                          En = Eo x Pp / (Pp+ (r x Ps))

           where:

           En   =   the adjusted exercise price of the warrants per share of our common stock,

           with the other symbols in the formula having the meanings specified in the preceding formula.

           If distribution of spin-off shares to the warrant holders would, in the reasonable opinion of our counsel, prevent the tax-free nature of the spin-off or require us to register the spin-off with the SEC when we would not otherwise be required to do so, then the warrant holders will not receive warrants in the spin-off company. Instead, the number of shares issuable upon exercise of a Vishay warrant will be increased by the ratio of the combined value of Vishay shares and spin-off shares, averaged over a specified period following the spin-off, that Vishay stockholders will hold following the spin-off for each share of Vishay stock that they held prior to the spin-off to the market value of a Vishay share, averaged over the same period. The formula for this increase is as follows:

                           N = No x (Pp + (r x Ps))/Pp

           where:

           N    =   the adjusted number of shares issuable upon exercise of a
                    warrant;

           No   =   the number of shares issuable upon exercise of the warrant prior to adjustment,

           with the other symbols in the formula having the meanings specified in the second preceding formula.

           In this case, the exercise price of the warrants will be decreased by the ratio of the number of shares of Vishay stock issuable upon exercise of a warrant prior to the spin-off to the number of Vishay shares issuable upon exercise following the spin-off. The formula for this decrease is as follows:

                                En = Eo x (No/N)

           where:

           En   =   the adjusted exercise price of the warrants per share of our common stock; and

           Eo   =   the exercise price per share of our common stock of the
                    warrants immediately prior to adjustment for the spin-off;

            with the other symbols in the formula having the meanings specified in the preceding formula.

We will give the warrant holders notice of any spin-off at least ten business days prior to the record date for the spin-off.

Warrant Agent

           We have appointed our transfer agent, American Stock Transfer & Trust Co., to serve as warrant agent. The warrant agent will issue, transfer and exchange the certificates for the warrants. Upon exercise of the warrants by the warrant holders, the warrant agent will notify us to issue or cause to be issued the certificates representing the appropriate number of shares of our common stock or other consideration issuable upon exercise of those warrants.

           We have agreed to pay the warrant agent reasonable compensation for its services and to reimburse us for its reasonable expenses. We have also agreed to indemnify the warrant agent from all damages arising in connection with the warrant agent's execution of its duties and powers under the warrant agreement, except for any damages arising as a result of the warrant agent's gross negligence or willful misconduct.

           The warrant agent may resign upon 30 days' prior written notice. At least 15 days before the effective date of the resignation, the warrant agent will, at our expense, cause to be mailed a copy of its notice of resignation to each warrant holder. Upon the resignation of the warrant agent, we may, in our sole discretion, appoint a new warrant agent. If we do not appoint a new warrant agent within 30 days after we have been notified in writing of the former warrant agent's resignation, then any warrant holder may apply to a court for the appointment of a new warrant agent. Each new warrant agent will have the same powers, rights, duties and responsibilities as if it had been originally named as the warrant agent.

Warrant Holder Not a Stockholder

           Neither the warrant agreement nor any of the warrants entitles any warrant holder to any voting or other rights of a holder of shares of our common stock.

Transfer and Exercise of Warrants

           Each warrant may be presented for transfer at any time on or prior to its expiration date, after which date each warrant will become wholly void and of no value. Any proposed transfer of the warrants must be made pursuant either to an exemption from the registration requirements of the Securities Act or to an effective registration statement. In addition, each transfer must be made in accordance with the applicable securities laws of any state of the United States or any other applicable jurisdiction.

           Prior to any transfer, a warrant holder must deliver written notice to us and to the warrant agent of his, her or its intention to transfer the warrants. If the transfer of the warrants is being made pursuant to an exemption from the registration requirements of the Securities Act, then we may also require that the warrant holder deliver to us an agreement by the transferee to be bound by certain restrictions on transfer set forth in the warrant agreement. We may also require an opinion of counsel that the transfer complies with applicable securities laws.

           The warrant agent will register all transfers of outstanding warrant certificates in the warrant register. Upon registration of the transfer, the warrant agent will issue a new warrant certificate to the transferee and cancel the surrendered warrant certificate.

           If any warrant holder sells shares of our common stock issuable upon exercise of the warrants in an underwritten public offering, then we will cooperate with the warrant holders and the underwriters to ensure that the warrants may be exercised and the underlying shares of common stock delivered to the underwriters for sale in the offering. Upon consummation of the offering, the underwriters will deliver the exercise price of the warrants to us.

           If any initial warrant holder or its affiliates sells shares of our common stock issuable upon exercise of the warrants in a "block trade", then we will cooperate with the warrant holders and the broker in the trade so that the warrants may be exercised and the underlying shares of common stock delivered to the broker. Upon consummation of the trade, the broker will deliver the exercise price of the warrants to us. A block trade means the disposition at a single time in a single transaction by one or more initial holders of not less than 1,000,000 warrant shares in the aggregate to one or more "institutional investors" or purchasers procured by a broker on behalf of such initial holders. This number of warrant shares is subject to adjustments for stock splits, reverse stock splits and similar transactions. An institutional investor means, for purposes of the warrant agreement, any insurance company, pension fund, mutual fund, investment company, commercial bank or investment bank, or any portfolio managed by any of these entities.

                               REGISTRATION RIGHTS

           The following summary description of the registration rights sets forth a summary of the terms and provisions of the registration rights relating to the warrants and the shares of our common stock issuable upon exercise of the warrants and exchange of the notes, provided in the securities investment and registration rights agreement. The summary does not purport to be complete and is qualified in all respects by reference to the actual text of the securities investment and registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the text of the registration rights agreement because that document, and not this description, defines your complete rights as a warrant holder and a note holder.

           We have entered into a securities investment and registration rights agreement in which we agreed to file at our expense, no later than 30 days after the closing date of our issuance of the warrants and the notes, a shelf registration statement covering:

           o     resales of the warrants;
           o resales of the shares of our common stock issuable upon exchange of the notes;
           o resales of the shares of our common stock issuable upon exercise of the warrants, but only by the initial holders of the warrants or their affiliates or in an underwritten public offering; and
           o our sale of the shares of our common stock issuable upon exercise of the warrants.

In addition, if for any reason we cannot register our sale of the shares issuable upon exercise of the warrants, we are obligated to register those shares for resale by the holders of those shares.

           This prospectus is part of a registration statement that we filed to meet our obligations under the registration rights agreement.

           We are required to use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act by the date that is 180 days after the date of our issuance of the warrants and the notes. However, we have not been able to meet this deadline. Upon effectiveness of the registration statement, we will have no further obligation to register securities under the registration rights agreement, unless we effect a spin-off. If a spin-off were to occur and holders received warrants or notes of the spin-off entity, we would be required to cause the spin-off entity to register its securities in a manner similar to the registration of the Vishay securities under the registration statement. In addition, we are required to use our reasonable best efforts to maintain the effectiveness of the registration statement:

           o in the case of the securities registered for resale, until four months after the tenth anniversary of our issuance of the warrants and the notes, or, if earlier, until there are no outstanding resale securities; and

           o in the case of the registration of the shares issuable upon exercise of the warrants, until the tenth anniversary of the date the warrants were issued or, if earlier, until all of the warrants have been exercised.

           Underwritten Public Offerings. We granted rights to effect the disposition of shares of our common stock issuable upon exercise of the warrants or exchange of the notes in an underwritten public offering.

           On demand of the holders, we are required to effect up to two underwritten public offerings of the shares of our common stock issuable upon exercise of the warrants. We are not required to effect more than one of these offerings in any 12-month period or unless the aggregate size of the offering is at least 3,000,000 shares. This number is subject to adjustment for stock splits, reverse splits and similar transactions. Further, in the case of an underwritten public offering in which the warrants will be exercised in connection with the offering, we are not required to effect an underwritten offering unless the per share price of our common stock exceeds a minimum price. This minimum price is the lesser of $1.00 more than the then exercise price of the applicable warrants and five percent more than the exercise price of the applicable warrants. This price must be exceeded on each of 20 trading days in any 30 trading day period, and the warrant holders making the demand for the underwritten offering must provide us with written notice of the demand no later than five business days following this 30-day trading period.

           Similarly, on demand of the holders, we are required to effect up to two underwritten public offerings of the shares of our common stock issued or issuable upon exchange of the notes. We are not required to effect more than one of these offerings in any 12-month period or unless the aggregate size of the offering is at least 3,000,000 shares. This number is subject to adjustment for stock splits, reverse splits and similar transactions.

           If we effect a spin-off and warrants and notes of the spin-off company are distributed to the warrant holders and the note holders in partial substitution of the warrants and the notes, we are required to cause the spin-off company, on demand, to effect underwritten public offerings of the common stock issued or issuable on exercise of the spin-off warrants and the spin-off notes. The spin-off company will not be obligated to effect more than four of these underwritten offerings in total, of which the holders of spin-off warrants and the holders of spin-off notes will each be entitled to two of these offerings. The spin-off company will not required to effect more than one of each of these offerings in any 12-month period or unless the offering will result in gross proceeds of not less than $30,000,000.

           If we propose to register any of our securities under the Securities Act, either for our account or for the account of other securityholders, for sale in an underwritten public offering, we will give each holder of shares of our common stock issuable upon exercise of the warrants and exchange of the notes notice of the registration. We will include in the registration statement and the underwritten offering the shares issued or issuable on exercise of the warrants or issued or issuable on exchange of the notes of holders that request inclusion. The right of the holders to participate in such an offering does not apply to an underwritten offering made pursuant to a draw down off of a shelf registration statement. Also, this right of participation is subject to customary cutbacks if the managing underwriters for the offering advise us that the size of the proposed offering is sufficiently large to materially adversely affect the success of the proposed public offering.

           We also have the right to include securities sold for our benefit in an underwritten public offering effected on demand of the warrant holders or the note holders. This right of participation is subject to customary cutbacks if the managing underwriters for the offering advise us that the size of the proposed offering is sufficiently large to materially adversely affect the success of such proposed public offering.

           Deferral and Holdback Events. We will be permitted to suspend the filing of any registration statement and/or to request that the holders refrain from effecting any public sales or distributions of securities under a registration statement that we file in accordance with the registration rights agreement for a period not to exceed 45 consecutive days or an aggregate of 90 days during any 12-month period. We are entitled to require this suspension under circumstances in which our board of directors determines that either the registration of the securities or the disclosure of a material event or transaction required to be disclosed would have a material adverse effect on our business, assets, condition results of operations or prospects or would jeopardize the success of the transaction.

           If we effect a public underwritten offering for the sale of shares for our benefit or for the benefit of the another securityholder and the managing underwriters for the offering so require, the holders will be prohibited from effecting any public sale or distribution of securities of Vishay, except as part of the offering, during the period beginning seven days prior to the closing date of the offering and ending on the earlier of 90 days after the closing date and the date such sale or distribution is permitted by the managing underwriter or underwriters. This limitation will not apply to any holder who, together with its affiliates and any person with whom it is acting together, beneficially owns less than 2% of our outstanding common stock.

           General. We will give notice of the effectiveness of the registration statement to all holders who have provided us with a selling securityholder notice and questionnaire. Each holder must complete the notice and questionnaire at least five business days before the effective date of the registration statement in order to be named as a selling securityholder in this prospectus. If we receive completed questionnaires from holders after the effectiveness of the registration statement, we will, as promptly as practicable, file amendments or supplements to the registration statement naming those holders as selling securityholders, thereby allowing them to sell their securities under the registration statement.

           We will pay all registration expenses, except that the selling securityholders will pay all underwriting discounts, commissions or fees attributable to their resale of securities under the registration statement.

           The selling securityholders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the warrants and the common stock underlying the notes and the warrants under the registration statement, including liabilities under the Securities Act.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

           The following discussion sets forth the material U.S. federal income tax consequences to holders, and U.S. estate tax consequences to non-U.S. Holders (defined below), relating to the ownership, exercise and disposition of Vishay common stock and the warrants described herein to purchase Vishay common stock. The discussion constitutes the opinion of Kramer Levin Naftalis & Frankel LLP, subject to the qualifications set forth in the opinion letter provided by Kramer Levin to Vishay, which is filed as an exhibit to the registration statement of which this prospectus is a part. The discussion which follows is based on the U.S. Internal Revenue Code of 1986, as amended,

Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this document. No ruling has been sought from the Internal Revenue Service with respect to the federal tax consequences discussed in this prospectus, and there can be no assurance that the IRS or a court will not take a position contrary to the federal tax consequences discussed herein or that any contrary position taken by the IRS or a court would not be sustained.

           The discussion below does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates to persons who hold Vishay common stock and warrants to purchase Vishay common stock as capital assets. The tax treatment of a holder may vary depending upon the holder's particular situation, and certain holders may be subject to special rules not discussed below, including for example, partners of entities classified as partnerships for U.S. federal income tax purposes that hold Vishay common stock and/or warrants, persons who hold Vishay common stock and/or warrants through entities which are disregarded for U.S. federal income tax purposes, regulated investment companies, insurance companies, tax-exempt organizations, U.S. expatriates, financial institutions, dealers in securities or foreign currencies, or holders who hold our common stock and/or warrants as part of a "straddle," "hedge," conversion, constructive sale or another integrated transaction for tax purposes, or U.S. Holders, as defined below, whose functional currency is not the U.S. dollar.

           Investors considering the purchase of common stock and/or warrants should consult their own tax advisors with respect to the application of the U.S. federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

           As used in this section, a "U.S. Holder" means a beneficial owner of Vishay common stock and/or warrants that is, for U.S. federal income tax purposes:

           o     a citizen or resident of the U.S.;

           o a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or any political subdivision thereof;

           o an estate whose income is subject to U.S. federal income tax regardless of its source; or

           o a trust if (i) in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

           As used in this section, a non-U.S. Holder is a beneficial owner of Vishay common stock and/or warrants that is not a U.S. Holder.

           For U.S. federal income tax purposes, income earned through a partnership or an entity treated as such for U.S. federal income tax purposes generally is attributed to its owners.

           U.S. Holders

           Warrants

           A U.S. Holder that exercises his, her or its warrants should not recognize income, gain or loss for U.S. federal income tax purposes as a result of such exercise, except that any cash paid in lieu of issuing fractional shares will be treated as received in exchange for an applicable number of warrant(s) or fraction thereof and the holder will recognize gain or loss on such exchange in the manner discussed below. A U.S. Holder's tax basis in common stock acquired upon exercise of his, her or its warrants should equal such holder's tax basis in his, her or its exercised warrants (which, in the case of initial holders of warrants, in general should equal their fair market value on the date of issuance to the initial U.S. Holder) plus the exercise price paid for such stock. The holding period for the common stock acquired upon exercise of warrants should begin on the date the warrants are exercised. If a U.S. Holder's warrants expire unexercised, the holder should have a capital loss equal to his, her or its tax basis in its unexercised warrants. The deductibility of capital losses, if any, realized on the expiration of unexercised warrants may be subject to certain limitations.

           Upon the sale, exchange or other taxable disposition of warrants, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition and (ii) the U.S. holder's adjusted tax basis in the warrants. Such gain or loss will be long-term if the U.S. Holder's holding period is more than one year. Under recently enacted legislation, long-term capital gains recognized by non-corporate U.S. Holders will be taxed at a maximum rate of 15% through 2008.

           The exercise price of the warrants may be adjusted under certain circumstances. Section 305 of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible securities as a distribution taxable as a dividend (to the extent of the issuer's current and accumulated earnings and profits as of the end of the taxable year in which the distribution occurs). Under applicable Treasury regulations, an adjustment to the exercise price of warrants may, under certain circumstances, be treated as a constructive dividend under these rules to the extent it increases the proportional interest of a U.S. Holder in Vishay's fully diluted common stock, whether or not the holder ever exercises the warrants into common stock. Generally, a holder's tax basis in a warrant will be increased by the amount of any constructive dividend. Similarly, a failure to adjust the conversion price of the warrants to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to holders of common stock.

           Stock

           If Vishay makes distributions on its common stock, those distributions generally will be treated as a dividend, subject to tax as ordinary income, to the extent of Vishay's current and accumulated earnings and profits as of the end of its taxable year in which the distribution occurs. Any excess will be treated as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock. Subject to applicable rules, U.S. Holders that are corporations may be eligible to claim a deduction equal to a portion of any distributions received treated as dividends. Under recently enacted legislation, dividends and long-term capital gains recognized by non-corporate U.S. Holders will be taxed at a maximum rate of 15% through 2008.

           Upon the sale, exchange or other taxable disposition of Vishay common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition and (ii) the U.S. Holder's adjusted tax basis in the common stock or warrants, as applicable. Such gain or loss will be long-term if the U.S. Holder's holding period is more than one year.

           Non- U.S. Holders

           For purposes of the following discussion, dividends on Vishay common stock and gain from the sale or other disposition of Vishay common stock and/or warrants will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a treaty resident, attributable to a permanent establishment in the United States.

           Warrants

           A non-U.S. Holder that exercises his, her or its warrants should not recognize income, gain or loss for U.S. federal income tax purposes as a result of such exercise (except that any cash paid in lieu of issuing fractional shares will be treated as received in exchange for an applicable number of warrant(s) or fraction thereof). A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain from the sale, exchange or other disposition of warrants, other than in those instances set forth below in which a non-U.S. Holder would be subject to tax upon the sale or disposition of common stock. See "Non-U.S. Holders--Stock" below. A non-U.S. Holder's bases and holding periods in the warrants and in common stock received upon exercise of the warrants are computed in the same manner as a U.S. Holder would compute such items. See "U.S. Holders--Warrants" above.

           As discussed above, an adjustment to the exercise price of the warrants could potentially give rise to a deemed distribution to holders of the warrants. See "U.S. Holders--Warrants" above. With respect to non-U.S. Holders, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See "Non-U.S. Holders--Stock" below.

           Stock

           If Vishay makes distributions on its common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent of its current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, as of the end of its taxable year in which the distribution occurs.

           In general, dividends paid to a non-U.S. Holder that are not U.S. trade or business income will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder generally will be required to provide a properly completed and executed IRS Form W-8 BEN (or successor form) to Vishay or its paying agent, or similar appropriate documentation or substitute form, certifying the non-U.S. Holder's entitlement to benefits under an applicable income tax treaty. A non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

           Dividends that are U.S. trade or business income generally will not be subject to withholding of U.S. federal income tax if the non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI (or successor form) to Vishay or its paying agent, or similar appropriate documentation or substitute form, certifying that the dividends are U.S. trade or business income. Instead, dividends that are U.S. trade or business income generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. Any dividends that are U.S. trade or business income received by a non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

           A non-U.S. Holder generally will not be subject to U.S. federal income tax on the sale or other disposition of common stock unless:

           o such gain is U.S. trade or business income, in which case the non-U.S. Holder would be taxed on the net gain derived from the sale or other disposition under the regular graduated U.S. federal income tax rates. In addition, a non-U.S. Holder that is a corporation may be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty;

           o the non-U.S. Holder is a non-resident alien individual who holds the common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition, and certain other conditions are present, in which case such non-U.S. Holder generally will be subject to a flat 30% tax on the gain derived from the sale or other disposition of the common stock; or

           o Vishay is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time during the shorter of the five-year period ending on the date of the sale or other disposition of the common stock or the period during which the non-U.S. Holder has held the common stock.

           Vishay believes that it has not been, is not currently, and is not likely to become in the future, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. However, no assurance can be given that Vishay will not be a "United States real property holding corporation" when a non-U.S. Holder sells his, her or its shares of common stock. If Vishay were to become a "United States real property holding corporation," a non-U.S. Holder would still not be subject to U.S. federal income tax on the sale or other disposition of the common stock if the shares of common stock are considered to be "regularly traded on an established securities market" within the meaning of Section 897(c)(3) of the Code and the non-U.S. Holder does not own, actually or constructively, at any time during the shorter of the periods described above, more than five percent of the outstanding shares of Vishay's common stock.

  Federal Estate Tax

           Vishay common stock or warrants owned or treated as owned by an individual who is not a citizen or resident of the United States for U.S. federal estate tax purposes at the time of death (or Vishay common stock or warrants previously held by such an individual who transferred the stock or warrants subject to certain retained rights or powers) will be included in the individual's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless otherwise provided by an applicable estate tax treaty.

Backup Withholding and Information Reporting

           Non-exempt U.S. Holders may be subject to information reporting with respect to payments of proceeds from the disposition of Vishay common stock and dividends on Vishay common stock. Non-exempt U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding. U.S. Holders should consult their tax advisors.

           Vishay must report annually to the IRS and to each non-U.S. Holder any dividend income that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the non-U.S. Holder resides. In general, backup withholding will not apply to dividends on common stock made by Vishay or its paying agent, in its capacity as such, to a non-U.S. Holder if the holder has provided the required certification that it is not a U.S. person. If a non-U.S. Holder fails to provide the required certification, distributions on common stock may be subject to backup withholding in certain circumstances.

           In general, backup withholding and information reporting will not apply to the proceeds from the disposition of common stock paid to a non-U.S. Holder if the holder has provided the required certification that it is not a U.S. person. If a non-U.S. Holder fails to provide the required certification, proceeds from the disposition of common stock may be subject to backup withholding and information reporting in certain circumstances.

           Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to any holder will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the requisite procedures are followed.


                             SELLING SECURITYHOLDERS

           The selling securityholders, including their transferees, pledgees, donees or successors may, from time to time, offer and sell the warrants or the common stock issuable upon exchange of the notes pursuant to this prospectus. In addition, the initial holders of the warrants and their affiliates may sell shares issuable upon exercise of the warrants pursuant to this prospectus, and all holders of warrants may sell shares issuable upon exercise of the warrants pursuant to this prospectus in an underwritten public offering, if the exercise is in connection with the sale of the shares, or as otherwise provided in this prospectus. Our registration of the warrants and the common stock underlying the notes and the warrants does not necessarily mean that the selling securityholders will sell all or any of these securities.

           The following table sets forth certain information as of , 2003 concerning the warrants and common stock of the selling securityholders.

           We have assumed for purposes of the table below that the selling securityholders will exchange all of the notes and exercise all of the warrants owned and being offered under this prospectus. We have also assumed that the selling securityholders will sell all of the note exchange shares and warrant shares. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or warrants since the date on which they provided information regarding their securities in transactions exempt from the registration requirements of the Securities Act.


                                                                                                                    Shares of
                                                                                                                  Common Stock
                                                                                                                   Beneficially
                                                                                                  Shares of         Owned Upon
                                          Shares                                   Shares       Common Stock     Completion of the
                                       Issuable on                               Issuable on    Beneficially         Offering
                                         Exchange                                Exercise of    Owned Before   --------------------
                                         of Notes      Class A       Class B      Warrants      the Offering   Number
Name (1)                                   (2)         Warrants     Warrants         (3)             (4)       of Shares Percentage
-------------------------------------- ------------- ------------- ------------ -------------- --------------  --------- ----------
Phoenix Bermuda L.P.*(5)                   237,529     6,540,296    1,703,774     8,244,070
--------------------------------------
European Private Equity Investors               --       459,704      119,755       579,459
   L.L.C.*(6)
--------------------------------------
Sankaty High Yield Asset Partners          531,000          --            --           --
   L.P.*(7)
--------------------------------------
BCM Capital Partners L.P.*(8)              359,588          --            --           --
--------------------------------------
BCIP Associates II*(9)                       2,000          --            --           --
--------------------------------------
BCIP Trust Associates II*(10)                9,764          --            --           --
--------------------------------------
JP Morgan Partners (BHCA) L.P.*(11)      2,794,588          --            --           --
--------------------------------------
GarMark Partners L.P.*(12)               1,747,058          --            --           --
--------------------------------------
BCIP Trust Associates II-B*(13)                176          --            --           --
--------------------------------------
Bain Capital V Mezzanine Fund              494,764          --            --           --
   L.P.*(14)

-------------------------

*          Denotes initial holder or its affiliate.

(1) Information concerning any change to the selling securityholders will be set forth in prospectus supplements or post-effective amendments to the registration statement from time to time, if required.

(2) Figures in this column assume that the selling securityholder will exchange in full the notes held by them.

(3) Figures in this column assume that the selling securityholder will exercise in full the warrants held by them and include the total number of shares of common stock issuable upon exercise of the class A warrants and the class B warrants.

(4) Figures in this column do not include the shares of common stock issuable upon exchange of the notes or exercise of the warrants.

(5) Phoenix Bermuda L.P. shares beneficial ownership with Compass Partners European Equity Fund (Bermuda) L.P.

(6) The beneficial owner of European Private Equity Investors L.L.C. is General Electric Pension Trust.

(7) Sankaty High Yield Asset Partners L.P. is a Delaware limited partnership whose sole general partner is Sankaty High Yield Asset Investors, LLC, whose sole managing member is Sankaty Investors, LLC. Mr. Jonathan S. Lavine is the sole managing member of Sankaty Investors and, accordingly, may be deemed to beneficially own the shares held by Sankaty High Yield Asset Partners. Mr. Lavine disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in them.

(8) BCM Capital Partners L.P. is a Delaware limited partnership whose sole general partner is Bain Capital V Mezzanine Partners, L.P., whose sole general partner is Sankaty Investors. Mr. Lavine is the sole managing member of Sankaty Investors and, accordingly, may be deemed to beneficially own the shares held by BCM Capital Partners. Mr. Lavine disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in them.

(9) BCIP Associates II is a Delaware general partnership whose managing partner is Bain Capital Investors, LLC. Accordingly, by virtue of its relationship to BCIP Associates II, Bain Capital Investors may be deemed to beneficially own the shares held by BCIP Associates II. Bain Capital Investors disclaims beneficial ownership of all such shares except to the extent of its pecuniary interest in them.

(10) BCIP Trust Associates II is a Delaware general partnership whose managing partner is Bain Capital Investors. Accordingly, by virtue of its relationship to BCIP Trust Associates II, Bain Capital Investors may be deemed to beneficially own the shares held by BCIP Trust Associates II. Bain Capital Investors disclaims beneficial ownership of all such shares except to the extent of its pecuniary interest in them.

(11) The general partner of JP Morgan Partners (BHCA) L.P. is JPMP Master Fund Manager L.P. The general partner of JPMP Master Fund Manager is JPMP Capital, LLC. The manager who is ultimately responsible for directing the voting and disposition of the securities held by JP Morgan Partners (BHCA) L.P. is Jeffrey C. Walker. JP Morgan Partners (BHCA) L.P. is an affiliate of JP Morgan Securities, Inc., an SEC-registered broker-dealer.

(12)  The general partner of GarMark Partners L.P. is GarMark Associates L.L.C.
      E. Garrett Bewkes, III and Mark G. Solow are the managing members of GarMark Associates and therefore these persons may be deemed to have shared voting and investment control with respect to such shares.

(13) BCIP Trust Associates II-B is a Delaware general partnership whose managing partner is Bain Capital Investors, LLC. Accordingly, by virtue of its relationship to BCIP Trust Associates II-B, Bain Capital Investors may be deemed to beneficially own the shares held by BCIP Trust Associates II-B. Bain Capital Investors disclaims beneficial ownership of all such shares except to the extent of its pecuniary interest in them.

(14) Bain Capital V Mezzanine Fund L.P. is a Delaware limited partnership whose sole general partner is Bain Capital V Mezzanine Partners, L.P., whose sole general partner is Sankaty Investors. Mr. Lavine is the sole managing member of Sankaty Investors and, accordingly, may be deemed to beneficially own the shares held by BCM Capital Partners. Mr. Lavine disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in them.

           To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, "underwriters" within the meaning of the Securities Act.

           With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their securities in the ordinary course of business and, at the time of the acquisition of such securities, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that such selling securityholders did not acquire their securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such affiliate as an "underwriter" within the meaning of the Securities Act.

           None of the selling securityholders has had any position, office or other material relationship with Vishay or any of our predecessors or affiliates within the past three years.

           Only selling securityholders identified above who beneficially own the securities set forth opposite each such selling securityholder's name in the foregoing table on the effective date of the registration statement of which this prospectus is a part may sell such securities under the registration statement. Prior to any use of this prospectus in connection with a sale or offering of the common stock underlying the notes, the warrants or the common stock underlying the warrants by any holder not identified above, the registration statement of which this prospectus is a part will be amended by a post-effective amendment to set forth the name and aggregate amount of securities beneficially owned by the selling securityholder intending to sell such securities and the amount of such securities to be sold or offered. The prospectus that will be a part of such a post-effective amendment will also disclose whether any selling securityholder selling in connection with such prospectus has held any position, office or other material relationship with Vishay or any of our predecessors or affiliates within the three years prior to the date of such prospectus if such information has not been disclosed herein.

                              PLAN OF DISTRIBUTION

           The selling securityholders and their successors, which include their pledgees, donees, partnership distributees and other transferees receiving the warrants, the notes or the common stock underlying the notes from the selling securityholders in non-sale transfers, may sell the warrants and the common stock underlying the notes directly to purchasers or through broker-dealers or agents. The common stock underlying the notes may also be sold to underwriters in a firm commitment underwriting. The initial holders of the warrants and their affiliates may sell the warrants and the common stock underlying the warrants directly to purchasers or through broker-dealers, agents or underwriters in a firm commitment underwriting. Other holders of the warrants may only sell the common stock underlying the warrants pursuant to the prospectus:

                  o in a firm commitment underwritten public offering, where the warrants are being exercised in connection with the offering; or

                  o if for any reason our registration of the shares of common stock issuable upon exercise of the warrants is not effective.

           Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

           The warrants and the common stock underlying the notes and the warrants may be sold in one or more transactions:

                  o     at fixed prices;

                  o     at prevailing market prices at the time of sale;

                  o     at varying prices determined at the time of sale; or

                  o     at negotiated prices.

           These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:

                  o on any national securities exchange or quotation service on which the warrants or the common stock underlying the notes and the warrants may be listed or quoted at the time of sale;

                  o     in the over-the-counter market;

                  o in transactions other than on these exchanges or services or in the over-the-counter market;

                  o through the writing and exercise of options, whether these options are listed on an options exchange or otherwise; or

                  o     through the settlement of short sales.

           If a material arrangement with any underwriter, broker-dealer or other agent is entered into for the sale of any securities through a secondary distribution, block trade, special offering, exchange distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the securities, a prospectus supplement will be filed, if necessary, disclosing the material terms of such arrangement. If necessary or appropriate, the warrants or the common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions or discounts and the other material terms and conditions of a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

           If underwriters are used in the sale, the securities being sold will be acquired by the underwriters for their own account and distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, in a firm commitment underwriting. Unless otherwise set forth in the prospectus supplement with respect of the securities being offered thereby, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any of such securities are purchased. The initial public offering price of any securities and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

           If dealers are used in the sale, unless otherwise indicated in the prospectus supplement with respect to the securities being offered thereby, the selling securityholder will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale.

           Securities may also be sold through agents designated by the selling securityholder from time to time or directly by the selling securityholder. Any agent involved in the offering and sale of the securities in respect of which this prospectus is being delivered will be named, and any commission payable by the selling securityholder to such agent will be set forth, in the prospectus supplement with respect to such securities. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

           Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements entered into with the selling securityholder to indemnification by the selling securityholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

           Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or the common stock underlying the notes and the warrants and deliver these securities to close out short positions or loan or pledge the warrants or the common stock underlying the notes and the warrants to broker-dealers that in turn may sell these securities.

           The aggregate proceeds to the selling securityholders from the sale of the warrants or common stock underlying the notes and the warrants will be the purchase price of the warrants or common stock less any discounts and commissions, if applicable. A selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of warrants or common stock to be made directly or through agents. We will not receive any of the proceeds from the resale of these securities by the selling securityholders. We may, however, receive cash consideration in connection with the exercise of the warrants for cash.

           In order to comply with the securities laws of some jurisdictions, if applicable, the holders of warrants and the common stock underlying the notes and the warrants may sell in some jurisdictions through registered or licensed broker dealers. In addition, under certain circumstances in some jurisdictions, the warrants may need to be registered or qualified for sale or comply with an available exemption from the registration and qualification requirements of such jurisdiction.

           To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of any securities by the selling securityholders.

           Our outstanding common stock is listed for trading on the New York Stock Exchange. There is no established trading market for the warrants. We do not intend to list the warrants for trading on any automated interdealer quotation system or national securities exchange.

           The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the warrants and common stock underlying the notes and the warrants may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of the warrants or the shares of common stock underlying the notes and the warrants may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

           In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

           We entered into a registration rights agreement for the benefit of the holders of the notes and the warrants. Pursuant to the registration rights agreement, we agreed to register the warrants and the common stock underlying the notes and the warrants with the SEC under specific circumstances and for specific times. In addition, the selling securityholders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the warrants and the common stock underlying the notes and the warrants, including liabilities under the Securities Act. We will pay the expenses incident to the registration of the warrants and the common stock underlying the notes and the warrants, except that the selling securityholders will pay all underwriting discounts, commissions or fees attributable to the sale of the securities and will pay the costs of their own counsel.

                                  LEGAL MATTERS

           The validity of the warrants and the common stock underlying the notes and the warrants is being passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                                     EXPERTS

           The consolidated financial statements of Vishay Intertechnology, Inc. appearing in Vishay's Annual Report (Form 10-K/A) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

           We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any public offering document we file, including a copy of the registration statement on Form S-3 of which this prospectus is a part, without charge at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549.

           You can also request copies of all or any portion of these documents by writing the Public Reference Section and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. Additionally, these documents are available to the public from the SEC's web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

           The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the SEC under the Exchange Act will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

            o Annual Report on Form 10-K/A for the year ended December 31, 2002;

            o Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

            o Current Reports on Form 8-K filed on January 23, 2003, May 2, 2003, May 7, 2003 and August 1, 2003, Current Report on Form 8-K/A filed on February 26, 2003 and Current Report on Form 8-K filed on August 8, 2003;

            o Definitive proxy statement on Schedule 14A filed on April 22, 2003; and

            o The description of our common stock set forth in our Registration Statement on Form 8-A filed on December 27, 1983, including any amendment or reports filed for the purpose of updating such description.

           You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference into, this prospectus, at no cost, by writing or calling us at the following address or telephone number:

                               Vishay Intertechnology, Inc.
                               63 Lincoln Highway
                               Malvern, Pennsylvania 19355-2120
                               Attention:  Secretary
                               (610) 644-1300

           Exhibits to the documents incorporated by reference will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution

           The Registrant is paying all of the expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable by the Registrant in connection with this Registration Statement and the distribution of the shares of the securities being registered hereby. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities.

           SEC registration fee                            $22,853
           Legal fees and expenses                          50,000
           Accounting fees and expenses                     15,000
           Printing and engraving expenses                  25,000
           Miscellaneous                                    12,147
                                                    --------------
           Total                                          $125,000


Item 15. Indemnification of Directors and Officers

           Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Vishay, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of Vishay, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to Vishay unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

           Vishay's certificate of incorporation provides that every person who is or was a director, officer, employee or agent of Vishay shall be indemnified by Vishay against all judgments, payments in settlement, fines, penalties, and other reasonable costs and expenses resulting from any action, proceeding, investigation or claim which is brought or threatened by or in the right of Vishay or by anyone else by reason of such person being or having been a director, officer, employee or agent of Vishay or any act or omission of such person in such capacity. Such indemnification shall be available either if such person is wholly successful in defending such action or if, in the judgment of a court or the Board of Directors of Vishay or in the opinion of independent legal counsel, such person acted in good faith in what he reasonably believed to be in the best interests of Vishay and was not adjudged liable to the corporation, and, in any criminal action, had no reasonable cause to believe that his action was unlawful. In the case of a derivative action, such indemnification shall not be made other than in respect of a court approved settlement or if, in the opinion of independent counsel, the person satisfied the standard of conduct specified in the prior sentence, the action was without substantial merit, the settlement was in the best interest of Vishay and the payment is permissible under applicable law. Directors may authorize the advancement of reasonable costs and expenses in connection with any such action to the extent permitted under Delaware law. Vishay's certificate of incorporation further provides that no director shall have any personal liability to Vishay or to its stockholders for any monetary damages for breach of fiduciary duty, to the extent permitted under the Delaware General Corporation Law.

           Vishay maintains $100 million of insurance to reimburse the directors and officers of Vishay and its subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Vishay or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Vishay pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

Item 16. Exhibits

  Exhibit No.                     Description
  -----------                     -----------

2.1 Share Sale and Purchase Agreement between Phoenix Acquisition Company S.ar.l; Other Investors named therein; Mezzanine Lenders (as defined); Vishay Intertechnology, Inc.; Vishay Europe Gmbh; and BCcomponents International B.V., dated as of November 10, 2002 (incorporated by reference to Exhibit 2.1 to our Form 8-K filed on December 23, 2002).

2.2 Amendment to the Share Sale and Purchase Agreement between Phoenix Acquisition Company S.ar.l; Other Investors as named therein; Mezzanine Lenders (as defined); Vishay Intertechnology, Inc.; Vishay Europe Gmbh; and BCcomponents International B.V., dated as of December 4, 2002 (incorporated by reference to Exhibit 2.2 to our Form 8-K filed on December 23, 2002).

3.1 Composite Amended and Restated Certificate of Incorporation of Vishay dated August 3, 1995 (incorporated by reference to Exhibit
               3.1 to our Form 10-Q for the quarter ended June 30, 1995).

3.2 Certificate of Amendment of Composite Amended and Restated Certificate of Incorporation of Vishay (incorporated by reference to Exhibit 3.1 to our Form 10-Q for the quarter ended June 30,
               1997).

3.3 Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Vishay (incorporated by reference to Exhibit
               3.1 to our Form 8-K filed on November 13, 2001).

3.4 Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Vishay Intertechnology, Inc., filed July 31, 2003 (incorporated by reference to Exhibit 3.1 to our Form 8-K filed on August 8, 2003).

3.5            Amended and Restated Bylaws of Vishay Intertechnology, Inc.
               (incorporated by reference to Exhibit 3.2 to our Form 8-K filed on August 8, 2003).

4.1 Warrant Agreement between Vishay Intertechnology, Inc. and American Stock Transfer & Trust Co., dated December 31, 2002 (incorporated by reference to Exhibit 4.1 to our Form 8-K filed on December 23, 2002).

4.2 Note Instrument by Vishay Intertechnology, Inc., dated as of December 13, 2002 (incorporated by reference to Exhibit 4.3 to our Form 8-K filed on December 23, 2002).

5.1 Opinion of Kramer Levin Naftalis & Frankel LLP regarding the legality of the warrants and the shares of Vishay common stock registered hereunder.*

8.1 Opinion of Kramer Levin Naftalis & Frankel LLP regarding tax matters.*

10.1 Securities Investment and Registration Rights Agreement by and among Vishay Intertechnology, Inc. and the Original Holders (as defined), dated as of December 13, 2002 (incorporated by reference to Exhibit 4.4 to our Form 8-K filed on December 23,
               2002).

10.2 Note Purchase Agreement between Vishay Intertechnology, Inc. and Subscribers (as defined), dated December 13, 2002 (incorporated by reference to Exhibit 4.2 to our Form 8-K filed on December 23,
               2002).

10.3 Put and Call Agreement between Vishay Intertechnology, Inc. and the Initial Holders (as defined), dated as of December 13, 2002 (incorporated by reference to Exhibit 4.5 to our Form 8-K filed on December 23, 2002).

23.1           Consent of Ernst & Young LLP.*

23.2           Consent of Kramer Levin Naftalis & Frankel LLP (included in
               Exhibit 5.1).

----------------------
* Filed herewith.

24             Power of Attorney.**

Item 17. Undertakings

           (a) The undersigned registrant hereby undertakes:-

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum aggregate offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

---------------------
** Filed herewith with respect to directors Dr. Abraham Ludomirski and Phillipe Gazeau.
     Otherwise previously filed.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on the 8th day of August, 2003.

                                              VISHAY INTERTECHNOLOGY, INC.

                                              By: /S/ FELIX ZANDMAN
                                                  -----------------------------
                                                  Felix Zandman
                                                  Chairman of the Board
                                                    and Chief Executive Officer

           KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints FELIX ZANDMAN and AVI D. EDEN, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 8, 2003 the capacities indicated below.


         SIGNATURE                                TITLE
------------------------------   ----------------------------------------------

/S/  FELIX ZANDMAN               Director, Chairman of the Board, and Chief
------------------------------   Executive Officer (Principal Executive Officer)
DR. FELIX ZANDMAN

                                 Executive Vice President, Treasurer and Chief
/S/ *                            Financial Officer (Principal Financial and
------------------------------   Accounting Officer)
RICHARD N. GRUBB

/S/ AVI D. EDEN                  Director, Vice Chairman of the Board and
------------------------------   Executive Vice President
AVI D. EDEN

/S/ PHILLIPE GAZEAU              Director
------------------------------
PHILLIPE GAZEAU

/S/ *                            Director
------------------------------
ELI HURVITZ

/S/ *                            Director, President and Chief Operating Officer
------------------------------
GERALD PAUL

/S/ ABRAHAM LUDOMIRSKI           Director
------------------------------
DR. ABRAHAM LUDOMIRSKI

/S/ *                            Director
------------------------------
DR. EDWARD B. SHILS

/S/ *                            Director
------------------------------
ZIV SHOSHANI

/S/ *                            Director
------------------------------
MARK I. SOLOMON

/S/ *                            Director
------------------------------
JEAN-CLAUDE TINE

/S/ *                            Director
------------------------------
MARC ZANDMAN

/S/ *                            Director
------------------------------
RUTA ZANDMAN

* By /S/ AVI D. EDEN             Attorney-in-Fact
------------------------------
AVI D. EDEN

-------------------------------------------------------------------------------
[OBJECT OMITTED]

                                  EXHIBIT INDEX

 Exhibit                        Description
 -------                        -----------

2.1 Share Sale and Purchase Agreement between Phoenix Acquisition Company S.ar.l; Other Investors named therein; Mezzanine Lenders (as defined); Vishay Intertechnology, Inc.; Vishay Europe Gmbh; and BCcomponents International B.V., dated as of November 10, 2002 (incorporated by reference to Exhibit 2.1 to our Form 8-K filed on December 23, 2002).

2.2 Amendment to the Share Sale and Purchase Agreement between Phoenix Acquisition Company S.ar.l; Other Investors as named therein; Mezzanine Lenders (as defined); Vishay Intertechnology, Inc.; Vishay Europe Gmbh; and BCcomponents International B.V., dated as of December 4, 2002 (incorporated by reference to Exhibit 2.2 to our Form 8-K filed on December 23, 2002).

3.1 Composite Amended and Restated Certificate of Incorporation of Vishay dated August 3, 1995 (incorporated by reference to Exhibit
               3.1 to our Form 10-Q for the quarter ended June 30, 1995).

3.2 Certificate of Amendment of Composite Amended and Restated Certificate of Incorporation of Vishay (incorporated by reference to Exhibit 3.1 to our Form 10-Q for the quarter ended June 30,
               1997).

3.3 Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Vishay (incorporated by reference to Exhibit
               3.1 to our Form 8-K filed on November 13, 2001).

3.4 Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Vishay Intertechnology, Inc., filed July 31, 2003. (incorporated by reference to Exhibit 3.1 to our Form 8-K filed on August 8, 2003).

3.5            Amended and Restated Bylaws of Vishay Intertechnology, Inc.
               (incorporated by reference to Exhibit 3.2 to our Form 8-K filed on August 8, 2003).

4.1 Warrant Agreement between Vishay Intertechnology, Inc. and American Stock Transfer & Trust Co., dated December 31, 2002 (incorporated by reference to Exhibit 4.1 to our Form 8-K filed on December 23, 2002).

4.2 Note Instrument by Vishay Technology, Inc., dated as of December 13, 2002 (incorporated by reference to Exhibit 4.3 to our Form 8-K filed on December 23, 2002).

5.1 Opinion of Kramer Levin Naftalis & Frankel LLP regarding the legality of the warrants and the shares of Vishay common stock registered hereunder.*

8.1 Opinion of Kramer Levin Naftalis & Frankel LLP regarding tax matters.*

10.1 Securities Investment and Registration Rights Agreement by and among Vishay Intertechnology, Inc. and the Original Holders (as defined), dated as of December 13, 2002 (incorporated by reference to Exhibit 4.4 to our Form 8-K filed on December 23,
               2002).

10.2 Note Purchase Agreement between Vishay Intertechnology, Inc. and Subscribers (as defined), dated December 13, 2002 (incorporated by reference to Exhibit 4.2 to our Form 8-K filed on December 23,
               2002).

10.3 Put and Call Agreement between Vishay Intertechnology, Inc. and the Initial Holders (as defined), dated as of December 13, 2002 (incorporated by reference to Exhibit 4.5 to our Form 8-K filed on December 23, 2002).

23.1           Consent of Ernst & Young LLP.*

23.2           Consent of Kramer Levin Naftalis & Frankel LLP (included in
               Exhibit 5.1).

24             Power of Attorney.**

-----------------------
** Filed herewith with respect to directors Dr. Abraham Ludomirski and Phillipe Gazeau. Otherwise previously filed.